Consulting Services Agreement
                          -----------------------------



This Consulting Services Agreement (the "Agreement") is entered this 29th day of July, 2002 by and between


                                   ALAN BROWN

                                   Suite 1500

                             885 West Georgia Street

                              Vancouver, BC V6C 3E8


("Consultant"), and

                         PACIFIC FUEL CELL CORPORATION

                                    Suite 100

                             131 North Tustin Avenue

                            Tustin, California 92780

                                       USA


(Client), a US corporation, (ticker symbol: PFCE:OTCBB ), with reference to the following:


                                    RECITALS

  A. The Client desires to be assured of the services of the Consultant in order to avail itself of the Consultant's experience, skills, knowledge, abilities and background in the fields of business development, financial consulting and Internet strategy. The Client is therefore willing to engage the Consultant upon the terms and conditions set forth herein.

  B. The Consultant agrees to be engaged and retained by the Client upon the terms and conditions set forth herein.






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




  NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


     1.   Engagement. Client hereby engages Consultant on a non-exclusive basis,
     ----------------
and Consultant hereby accepts the engagement to become a consultant to the Client and to render such advice, consultation, information and services to the Client regarding general financial and business matters including, but not limited to:

     o Long term strategy preparation, including assistance with preparation of business plans.

     o Technical chart analysis of the Client's share price history and development

     o    Building and maintaining company website

     o Corporate finance consulting in connection with a debt or equity financing

* It shall be expressly understood that Consultant shall have no power to bind Client to any contract or obligation or to transact any business in Client's name or on behalf of Client in any manner.


     2.   Term. The term of this  Agreement  ("Term") shall commence on the date
     ----------
hereof and continue for six (6) months. The Agreement may be extended upon agreement by both parties, unless or until the Agreement is terminated. Either Party may cancel this Agreement on 5 days notice, at which time no further obligations will be due from either Party.


     3.   Engagement  Fee. As  consideration  for Consultant  entering into this
     ---------------------
Agreement, Client and Consultant agree to the following:

     A.   Definition:
     ----------------

An Engagement Fee ("Engagement Fee") of US$ 40,000 payable to the Consultant on the date hereof. Additionally the Client will pay a bonus to Consultant, at Client's discretion, upon monthly evaluation of Consultant's work.

     B.   The Engagement Fee will be satisfied by:
     ---------------------------------------------

(1) a payment of 1,000,000 (one-million) shares @ $0.02 to be wire transferred upon execution of the Agreement (please see wire instructions in appendix 1)

(2) a delivery of 500,000 (five hundred thousand) shares of the Client's common stock at $0.02 to be delivered to the Consultant 60 (sixty) days following the execution of the Agreement (please see electronic delivery instructions in appendix 1). The Shares will be freely tradable, duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.



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




(3) a delivery of 500,000 (five hundred thousand) shares of the Client's common stock at $0.02 to be delivered to the Consultant 120 (one hundred twenty) days following the execution of the Agreement (please see electronic delivery instructions in appendix 1). The Shares will be freely tradable, duly authorized, validly issued and outstanding, fully paid and nonassessable and will not be subject to any liens or encumbrances.

          [For publicly traded companies: The shares issued under this paragraph shall be freely tradable in the U.S. securities markets and shall have been the subject of a previously filed registration statement with the U.S. Securities and Exchange Commission ("SEC"). Company represents that as of the date of this Agreement it is current in all of its filings with the SEC. Company agrees to utilize its best efforts to remain current in its filings with the SEC during the term of this Agreement and for a period of twelve months after the end of the term of this Agreement.]

          [For private companies: If at any time or from time to time, the Client shall determine to register any of its securities, either for its own account or the account of any other security holder or holders ("Holders") on a registration statement under the U.S. Securities Act of 1933 (the "Act"), the Company will (i) promptly give Consultant written notice thereof; and (ii) include in such registration (and any related qualifications under blue sky laws or other compliance) and in any underwriting involved therein.]


     C.   Sale of Engagement Fee Shares:
     -----------------------------------

Consultant promises, warrants and guarantees that it will not sell more than 200,000 shares, received as Engagement Fee, until Client raises a minimum of US$ 70,000 through public market transactions, which begins this month, at an average price of US$0.05 per share, without prior express written authorization from the Client.


     4.   Exclusivity; Performance;  Confidentiality. The services of Consultant
     ------------------------------------------------
hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of Client. Consultant shall be required to expend only such time as is necessary to service Client in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Client and obtained during its engagement by the Client, shall not be, directly or indirectly, disclosed without the prior express written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to Consultant by Client shall be clearly and conspicuously marked with the word "Confidential." Consultant may disclose Client's confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.






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




     5.   Independent Contractor.  In its performance hereunder,  Consultant and
     ----------------------------
its agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Client, except as to the results of the work and as otherwise requested. Client acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Client at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.


     6.   Termination. At the end of the Term of this Agreement,  Consultant, at
     -----------------
its option, may either remove Client's corporate profile and research report from the web sites or indicate on the web sites that Client's corporate profile and research report is over six months old and should not be relied upon in making investments decisions.


     7.   Extraordinary  Expenses.  All expenses  incurred by the  Consultant on
     -----------------------------
behalf of the Client shall be reimbursed within 30 (thirty) days of the invoice being posted. These expenses include the Website monthly fees, printing charges long distance fees, and other miscellaneous expenses regarding the Client but excluding the services listed in section 1A of this document. Any actions that would result in monthly expenditures exceeding US$100 must be approved in writing by the client.


     8.   Miscellaneous.  No waiver of any of the  provisions of this  Agreement
     -------------------
shall be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations, including any and all agreements with Brown Capital Partners.




















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






IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first written above.


ALAN BROWN
Suite 1500
885 West Georgia Street
Vancouver, BC V6C 3E8
Canada




Signed: /s/ Mr. Alan M. Brown
       -------------------------------------
       Mr. Alan M. Brown





PACIFIC FUEL CELL CORPORATION
Suite 100
131 North Tustin Avenue
Tustin, California 92780
USA




Signed: /s/ Mr. George Suzuki
       -------------------------------------
       Mr. George Suzuki
       President












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